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                                                                  EXHIBIT 10.23A

                        ADMINISTRATIVE SERVICES AGREEMENT
                              BETWEEN THE PLAN AND
                          MANAGED CARE SOLUTIONS, INC.


         This Administrative Services Agreement is made and entered in to be effective as of the 22nd day of May, 1995 by and between Alliance for Community Health d.b.a. Community Care, a not-for-profit Missouri Corporation (hereinafter "Plan"), and MANAGED CARE SOLUTIONS, INC. (hereinafter "MCS").


                              W I T N E S S E T H :

         WHEREAS, the Plan was formed by certain health care providers for the purpose of operating as a qualified health plan under a managed care program administered by the State Medicaid Agency (SMA) of the State of Missouri, hereinafter called "The Program".

         WHEREAS, the Plan desires to engage MCS to provide administrative services in connection with the operation of the Plan Program.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


         I.       DEFINITIONS

                  A. The Plan Program. "The Plan Program" shall mean all administrative and medical care delivery components and systems available through the Plan as necessary for the Plan to provide or arrange for the provision of the required medical, dental, and behavioral health services to those Program eligible recipients who receive coverage through the Plan.

                  B. The Program. "The Program" shall mean the State of Missouri Program for the provision of medical, dental, and behavioral health services to Medicaid recipients in a managed care delivery setting.

                  C. Covered Services. "Covered Services" shall mean those medical, dental, and behavioral health services to which Members are entitled under the Program as detailed in the Request for Proposal and in any contract between the State Medicaid Agency and the Plan.

                  D. Implementation Date. "Implementation Date" shall mean the date the Plan Program becomes operational and the Plan is obligated to commence the provision of Covered Services to Members.

                  E. Participating Providers. "Participating Providers" shall mean duly licensed physicians, hospitals, health professionals, facilities, and other health care providers


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which have entered into a contract with the Plan for the provision of Covered
Services to Members.

                  F. Request for Proposal ("RFP"). "RFP" or "Request For Proposal" shall refer to the SMA's Request For Proposal for the Program and any amendments thereto.

                  G. Recipients or Members. "Recipients" or "Members" shall refer to those individuals who are eligible for coverage under the Program and who have enrolled in the Plan.

                  H. State Medicaid Agency. "State Medicaid Agency" (SMA) shall mean that agency, division or department of State Government responsible for administration of its State Medicaid Program pursuant to Title XIX of the Social Security Act and applicable state law.

         II.      MCS RESPONSIBILITIES

                  A. Pre-Operational Phase.

                           1. Generally. The parties acknowledge MCS will
prepare or will assist in the preparation of information and data to participate as a qualified health plan under the Program during the Pre-Operational Phase period. MCS shall, on behalf of the Plan, respond in a timely manner to any and all SMA requests for additional information or clarification of proposal terms, subject to the Plan's approval of any such response.

                           2. Negotiations With the SMA. MCS shall provide
assistance and support to the Plan in its negotiations with the SMA concerning the Program.

                  B. Pre-Operational Duties. MCS shall perform necessary pre-operational services so that the Plan may commence operation as a qualified health plan on the Implementation Date as established by the SMA. All pre-operational costs shall be reimbursed in accordance with Section III.A of this agreement. Pre-operational services shall include, but are not limited to:

                           1.  Office site and equipment selection;

                           2. Installation of compute hardware, software and related equipment;

                           3.  Staff selection and training;

                           4. Development of marketing programs if directed by the Plan;

                           5.  Development of Plan policy and procedures;


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                           6.  Development of provider network, including but
                               not limited to:

                                    a.      Negotiating.
                                    b.      Credentialing.
                                    c.      Contracting.

                           7. Education of providers and their staff regarding Plan programs;

                           8. Establishment of utilization and quality assurance programs;

                           9. Acting as a liaison with the SMA including negotiation of any and all contracts;

                           10. Preparation of member handbooks and other
                               required items;

                           11. Preparation of provider handbooks and other
                               required items;

                  C. Administrative Services. MCS shall provide administrative services necessary to the operation of the Plan Program or which are required by the RFP or any contract between the SMA and the Plan, and contracts between the Plan and Participating Providers. MCS's responsibilities shall include, but not be limited to, the following:

                           1. General Management Duties. MCS shall be
responsible for the day-to-day management of the Plan. MCS shall take actions necessary for the proper administration and management of the Plan Program, so long as such actions are consistent with, and not in conflict with, the provisions of this Agreement, the RFP, and any contract between the SMA and the Plan. MCS shall employ such individuals as are necessary to carry out its duties under this Agreement.

                           2. Contracting With Providers. MCS shall be
responsible for recruiting, negotiating, and contracting on behalf of the Plan with such providers of medical, dental, and behavioral health services as necessary to provide Covered Services to Members as required by the RFP and any contracts between the SMA and the Plan. Provider contracts shall be between the Plan and the Participating Providers. While it is understood that there is no absolute guarantee that MCS will be able to contract on behalf of the Plan with all such providers, MCS shall make reasonable efforts to recruit and contract with such necessary providers and shall dedicate sufficient resources to contract with such providers.

                           All contracts with Participating Providers shall be
in a form and contain such provisions as are acceptable to the Plan and shall set forth the method and amount of reimbursement to Participating Providers, and shall specify that the providers shall be subject to all requirements contained in the RFP, any contract between the SMA and the Plan, and all applicable provisions of this Agreement.

                           3. Claims Processing and Payment. MCS shall pay
claims to providers for all Covered Services rendered to Members in accordance with contracts entered


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into between Participating Providers and the Plan, the RFP, any contract between the SMA and the Plan, and this Agreement. The amount of reimbursement to providers shall take into account any co-payment, deductible or co-insurance amounts which Members are required to pay under the Program. Unless otherwise directed by the Plan, MCS and the Medical Director shall have the authority and discretion to interpret the requirements of the RFP, the contract between the SMA and the Plan, and the contracts between the Plan and providers with respect to payment of claims to providers. Claims payments shall be made by checks or drafts signed by MCS as the Plan's dispersing agent out of the account established in accordance with Section II.C.4. hereof. MCS shall pay claims from its Phoenix, Arizona Office for at least the first year of this Agreement.

                           4. Bank Account; Accounting and Finance Duties. MCS
shall establish and maintain a bank account in the name of the Plan with ________________________ ("the Bank") for the purpose of depositing all receipts from any source therein, including capitation payments and reinsurance payments form the SMA, and for paying all expenses of the Plan Program, including payment of provider claims. MCS shall be responsible for performing all day to day financial and accounting functions of the Plan, including preparation of financial statements, accounts payable/receivable administration, and banking arrangements. MCS shall also be responsible for any required financial and regulatory reporting to the SMA and to the Missouri Department of Insurance.

                           5. Plan Benefits Litigation. If a demand is asserted
or a litigation/arbitration proceeding is commenced ("Plan Benefits Litigation") by a Member or health care provider to recover benefits against MCS, the Plan or both parties, the following shall apply:

                                    a.      If either MCS or the Plan becomes
                                            aware of the asserted Plan Benefits
                                            Litigation, it shall promptly notify
                                            the other party. The Plan shall,
                                            with MCS's advice and input,
                                            determine whether to pay the
                                            disputed claims or proceed with Plan
                                            Benefit Litigation.

                                    b.      In the event the Plan determines to
                                            proceed with Plan Benefits
                                            Litigation, the Plan shall retain
                                            counsel and direct the response to
                                            the Plan Benefits Litigation. The
                                            Plan shall be responsible for
                                            assuming the cost attributable to
                                            Plan Benefits Litigation.

                           6. Coordination of Benefits; Third Party Liabilities;
Reinsurance. MCS shall be responsible for coordination of benefits and third-party recoveries as required under the provisions of the RFP and under any contract between the SMA and the Plan. MCS shall be responsible for the following:

                                    a.      Recovering or coordinating medical
                                            expenses incurred by Members from
                                            3all third-party liability resources
                                            on behalf


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                                            of the Plan and depositing any
                                            amounts recovered in the bank
                                            account;

                                    b.      Establishing and maintaining a file
                                            of Members' third-party liability
                                            information;

                                    c.      Receiving third-party liability
                                            information from the SMA updating
                                            the Members' files on a timely
                                            basis;

                                    d.      Informing the SMA of third-party
                                            liability information discovered
                                            during the course of business
                                            operations;

                                    e.      Providing the SMA with required
                                            reports relating to amounts
                                            recovered from third-parties;

                                    f.      Recovering reinsurance revenues
                                            payable to the Plan from the SMA
                                            and/or other Reinsurers.

                           7. Case Management. MCS shall be responsible for
performing case management services in accordance with the RFP and in accordance with the contract between the SMA and the Plan. MCS shall ensure that each Member has chosen or is assigned a primary care provider who shall assess the Member's health care needs and shall provide services to meet those needs either directly or through referrals to other participating providers. MCS shall implement a system for the directing, coordinating, monitoring and tracking of the Covered Services rendered to each member. This system shall include, but not be limited to, the following:

                                    a.      Ensuring that medically necessary
                                            services are accessible and can be
                                            provided on a timely basis;

                                    b.      Providing Members with clear and
                                            adequate information on how to
                                            obtain services;

                                    c.      Assisting Members to obtain the
                                            services prescribed by their primary
                                            care providers and other authorized
                                            providers.

                           8. Facilitation of Services. MCS shall facilitate the
provision of Covered Services by Participating Providers by:

                                    a.      Providing the Plan and Participating
                                            Providers with Member enrollment and
                                            eligibility information; and

                                    b.      Maintaining telephone lines as
                                            required by the RFP for the purpose
                                            of determining enrollment and
                                            eligibility information upon
                                            admission to an emergency facility
                                            or hospital emergency room.


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                           9. Program Coverage Information. MCS shall prepare
and forward to all Participating Providers, a summary of Covered Services which are required to be provided under the Plan Program. Such summary shall include schedules of Covered Services and any applicable exclusions or limitations affecting the provision of Covered Services, applicable co-payments, co-insurance and deductibles, and any other information relevant to the rendering of Covered Services by providers. The summary of Covered Services may be included in the provider handbook prepared by MCS.

                           10. Quality Assurance. MCS shall be responsible for
developing and maintaining a Quality Assurance Program in compliance with the requirements of the RFP, and with any contract between the SMA and the Plan. At a minimum the Quality Assurance Program shall conform to the requirements set forth in the RFP.

                           11. Utilization Management. MCS shall be responsible
for developing and maintaining a Utilization Management Program in compliance with the requirements of the RFP, and with any contract between the SMA and the Plan. The Utilization Management Program shall determine whether the level, type, and cost of benefits provided are appropriate to the health care needs of Members on an ongoing basis.

                           12. Credentialing. MCS shall credential and
recredential each Participating Provider rendering health care services to Members as described in the Plan's RFP proposal.

                           13. Information Systems. MCS shall develop and
maintain as of the Implementation Date an automated management information system as necessary for the efficient operation of the Plan Program and as required by the RFP, any contract between the SMA and the Plan, and this Agreement.

                           14. Reports to and Liaison with the SMA. MCS shall be
responsible for making reports to the SMA which are required by the RFP and to act as a liaison to the SMA for the general purpose of regulatory compliance. Reports shall be made at such times as are required by the SMA and such reports shall be in format acceptable to the SMA. Such reports shall include, but not be limited to the following:

                                    a.      Encounter data as described in the
                                            RFP;

                                    b.      Reports regarding the Quality
                                            Assurance Program as required by the
                                            RFP;

                                    c.      Reports regarding changes in
                                            Recipient status as required by the
                                            RFP;

                                    d.      Reports regarding coordination of
                                            benefits and third-party liability
                                            as required by the RFP; and


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                                    e.      Reports regarding financial
                                            information as required by the RFP.

                           15. Reports to The Plan. MCS shall report to the
President and Board of Directors of the Plan on a regular basis and at such times as are reasonably requested by the President or Board of Directors of the Plan. MCS shall report to the Plan on any and all matters relating to the administration of the Plan Program as requested by the President or the Board of Directors for the Plan.

                           16. Member Services. MCS shall be responsible for
providing all Member services as are necessary to the administration of the Plan's Program or as are required by the RFP, any and all contract between the SMA and the Plan, and this Agreement. Such Members services shall include, but not be limited to:

                                    a.      Enrollment of Recipients as required
                                            by the RFP.

                                    b.      Preparation and dissemination of
                                            educational materials as required by
                                            the RFP.

                           17. Insurance Requirements.

                                    a. Professional Liability Insurance. During
the term of this Agreement, the Plan shall maintain, at its sole cost and expense, a policy of HMO-type professional liability insurance acceptable to MCS with coverage limits in the minimum amount of $1,000,000 per incident and $1,000,000 in the annual aggregate. MCS shall be named as an additional insured on said professional liability insurance policy. In addition, the Plan shall purchase a "tail policy" with the same policy limits following the effective date of termination of the foregoing policy in the event the policy is a "claims made" policy.

                                    b. Comprehensive Liability Insurance. MCS
and the Plan each shall maintain, at the sole cost and expense of each, throughout the term of this Agreement, a policy of general liability insurance acceptable to the other party in the minimum amount of $1,000,000 per occurrence and $1,000,000 in the annual aggregate. Each shall name the other party as an additional insured on said policy.

                                    c. Proof of Insurance. Each party shall
furnish the other with evidence of such insurance, including certificates of insurance and complete copies of insurance policies, upon the other's request. Each party shall provide the other with a minimum of 30 days prior written notice in the event any of the insurance policies required by this Agreement are canceled, changed or restricted in any way.

                           18. Complaint Resolution Procedure. MCS shall
maintain a complaint resolution procedure to process Member and Provider complaints.

                           19. Member Satisfaction. MCS shall administer
periodically, but not less frequently than annually, Member satisfaction surveys to measure the level of satisfaction of


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Members receiving Covered Services from Participating Providers. The development and administration of such surveys shall be at the sole cost of MCS.

         III.     ADMINISTRATIVE FEE

                  A. Pre-Operational Phase. The Plan shall pay MCS for services rendered in the pre-operational phase as follows:

                            Consulting Labor Costs:
               Category                                                   Hourly Rate
               --------                                                   -----------
               MCS Principal:  President, CEO, Medical Director                $140
               Other MCS Managers                                                90
               Programmers/Systems Analysis                                      75
               Other non-management professional staff                           50
               Clerical staff (word processing)                                  20

           Employee Labor, Fringe & Related Costs:
               Employees hired to work in St. Louis
               specifically for the CC program:                         At MCS cost + 10%

           Other Costs:
               Outside Consultants                                      At MCS cost, not to
                                                                        exceed $140 per hour.

               Travel & Other Out-of -Pocket Expenses:                  At MCS cost

               Routine Office Supplies, Long Distance Calls from
               Arizona, copying costs, and other expendable
               items                                                    No charge

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The pre-operational phase for MCS activity is estimated to consume 1,210 hours of labor time. Actual MCS labor expended on the project may be more or less than the estimated 1.210 hours. Estimated cost for MCS activities during the pre-operational phase is as follows:

Function                Labor Cost   Out-of-Pocket   TOTAL COST   Maximum Hours*
- - --------                ----------   -------------   ---------    --------------
Provider Contract-
ing and Network             22,000          4,000       26,000          200
Development

Analysis of cost
and utilization data
for Risk Pool con-           8,000          1,000        9,000           60
tracting purposes

Pre-Operational
Staffing and                72,000         24,000       96,000          950
Operations

TOTALS                     102,000         29,000      131,000        1,210

* MCS will devote a maximum of 1,210 hours to Community Care's pre-operational activities for the prices stated herein above. Any hours beyond the 1,210 maximum limit are billable at the hourly rates shown above. If less than 1,210 hours are required for pre-operational activities, MCS shall only bill for actual hours worked. MCS's pre-operational duties do not include marketing costs or expenses for outside professionals such as attorneys and actuaries.

                  B. Operational Phase. The Plan shall pay MCS an administrative fee as set forth below once the Plan Program becomes operational:

                           1. Base Administrative Fee. The Plan shall pay a
monthly administrative fee as follows:

                  Management Fee:
                      First 25,000 members          12.0% of capitation revenue
                      Next 15,000 members           11.0% of capitation revenue
                      Next 30,000 members           10.0% of capitation revenue
                      Members in excess of 70,000   8.8% of capitation revenue



           Example: If CC has 50,000 members in any given month, the Management fee shall be computed as follows:
                        First 25,000 members       12.0%
                        Next 15,000 members        11.0%
                        Next 10,000 members        10.0%
                        -------------------        -----
                        50,000 members             11.3% =   weighted average
                                                             Management Fee


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         If Plan enrollment is less than 20,000 member months, the above schedule shall not apply and Administrative Fees paid to MCS shall be MCS's cost plus 10%.

         An average year-to-date Plan capitation revenue per member per month will be calculated by dividing total year-to-date Plan capitation revenues by total year-to-date member months. The average year-to-date Plan capitation revenue per member month will be used in calculating the monthly administrative fee. Member months are calculated by dividing the total number of days Members were eligible by the number of days in that month.

         The monthly Base Administrative Fee will be estimated and paid before the tenth day of the month. Any adjustments based on the actual member month figures will be made to the subsequent month's payment.

         MCS shall be responsible, in return for receiving the Base Administrative Fee, to assume all costs associated with the administration of the Plan Program, except for the following expenses which shall be the responsibility of the Plan:

                                    a.      Management Information System (see
                                            paragraph 3 and 4 below)

                                    b.      Salary, fringe benefits, travel,
                                            educational and all other expenses
                                            of the Chief Executive Officer.

                                    c.      Office equipment and furniture.

                                    d.      Covered Services;

                                    e.      Legal Services of the Plan;

                                    f.      Actuarial Services of the Plan;

                                    g.      All insurance premiums for the Plan;

                                    h.      Board fees, etc.;

                                    i.      Expenses relating to the corporate
                                            existence of the Plan;

                                    j.      Audit and tax services of the Plan;

                                    k.      Advertising and marketing expenses
                                            of the Plan;

                                    l.      Any income, property, premium or
                                            other taxes of the Plan and any
                                            assessments or license fees.

                                    m.      Any other expenses clearly related
                                            to the business of the Plan as an
                                            independent corporate entity.


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                  2. Shared Risk Agreement. The parties agree to share risk in the following manner:

         The Plan shall institute "Risk Pools" among its providers which represent specific amounts budgeted for medical costs each Plan fiscal year. If the combined Plan Risk Pools experience a surplus (i.e., medical costs are less than the Risk Pool budget), MCS shall receive 10 % of such surplus not to exceed 10% of MCS's Base Administrative Fee. If the combined Plan Risk Pools experience a deficit (i.e., medical costs are more than the Risk Pool budget), MCS shall be liable for 10% of such deficit not to exceed 10% of MCS's Base Administrative Fee. If the Plan fails to institute a Risk Pool budgeting process which, in MCS's opinion, does not constitute significant risk sharing arrangements with critical Participating Providers, this shared risk arrangement between MCS and the Plan shall not be operative.

                  3. MANAGED CARE ONE MIS System Fee (as defined in the April 24, 1995 MCS proposal, Exhibit 2)

         Year One:    $2.65  PMPM  for all  months  in  which  enrollment  is
         --------     below 40,000  Members  and  $2.60  PMPM  for  all
                      months  in  which enrollment   exceeds  40,000
                      members.   An  installation  fee $72,000  shall  be
                      payable  in  two  equal   installments  as follows:
                      $36,000 no later than June 1, 1995, and, an additional $36,000 by the latest of the following dates: August 1, 1995 or the date upon which the Plan accepts its first enrollment. (the Implementation
                      Date)

                         After one Year:

         Membership Level           Year 2    Year 3    Year 4    Year 5
         ----------------           ------    ------    ------    ------
         Less than 40,000            $2.75     $2.85     $3.00     $3.10
         40,000 to 49,000            $2.60     $2.70     $2.80     $2.90
         50,000 to 59,999            $2.50     $2.60     $2.70     $2.80
         60,000 to 69,999            $2.40     $2.50     $2.60     $2.70
         70,000 to 79,999            $2.30     $2.40     $2.50     $2.60
         80,000 to 99,999            $2.15     $2.25     $2.35     $2.45
         100,000 or more             $1.95     $2.05     $2.15     $2.25


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                           4. Fees for Other Hardware/Software Not Included in
the MANAGED CARE ONE Package. (as defined in the April 24, 1995 MCS proposal,
Exhibit 2)


                        Year One:  $0.60 PMPM

                        After Year One:

         Membership Level          Year 2     Year 3      Year 4     Year 5
         ----------------          ------     ------      ------     ------
         Less than 40,000           $0.60      $0.60      $0.65       $0.70
         40,000 to 49,999           $0.55      $0.55      $0.55       $0.60
         50,000 to 59,999           $0.50      $0.50      $0.55       $0.55
         60,000 to 69,999           $0.45      $0.45      $0.50       $0.50
         70,000 to 79,999           $0.40      $0.40      $0.45       $0.45
         80,000 to 99,999           $0.30      $0.35      $0.40       $0.40
         100,000 or more            $0.25      $0.25      $0.30       $0.30

         IV.      TERM AND TERMINATION.

                  A. Term. This Agreement shall be effective on the date of its execution first set forth above and shall be effective during the period necessary to complete the Plan's pre-operational activities and shall then be in full force and effect through the first five years of the Program.

                  B. Termination. This Agreement may be terminated upon the following:

                           1. Automatically in the event the Plan is notified by the SMA that its proposal to the SMA to participate as a qualified health plan under the Program has not been accepted.

                           2. Upon notice by the Plan, in the event any officer, director or principal shareholder of MCS is suspended or excluded from participating in any federal or state program in any state.

                           3. At any time upon the written mutual consent of both parties.

                           4. Upon the failure of either party to correct any failure to perform under the terms of this Agreement after sixty (60) days written notice from the other party.

                           5. In the event the contract between the SMA and the Plan is terminated for any reason or the Plan's participation in the Program is otherwise terminated, in which case termination shall be effective as of the termination date of the Plan's participation in the Program.


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
                           6. Immediately upon the filing of a bankruptcy petition by either party or upon the failure of either party to obtain any license, registration or approval required under state or federal law that is material to the operation of the Plan Program.

                  C. Obligations in Event of Termination.

                           1. Upon termination of this Agreement, the Plan shall
purchase those fixed assets acquired and used by MCS to administer the Plan at a price equal to the book value of such assets at the termination date.

                           2. In the event of termination of this Agreement for
any reason, MCS shall cooperate with the person or entity selected by the Plan to assume administration of the Plan.

                           3. In the event of termination of this Agreement MCS
shall provide the Plan with all copies of records in MCS's possession directly and specifically relating to the Plan Program and which are necessary for the continued operation of the Plan Program, or shall forward such records to a successor administrator as directed by the Plan.


        V. MISCELLANEOUS

                  A. Confidentiality. MCS agrees to safeguard the confidentiality of all data pertaining to this Agreement and Covered Services rendered to Members.

                  B. Relationship to the Parties. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall, at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint ventures is created by this Agreement, and neither party may therefore make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. In addition, neither party shall have any power or authority to act for or on behalf of, or to bind the other except as herein expressly granted, and no other greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

                  C. Assignment/Subcontracting. Neither party shall have the right to assign, delegate or subcontract any of its rights or obligations hereunder without the prior written consent of the other party.

                  D. Notices. Except as set forth herein, all notices required or permitted to be given hereunder, shall be in writing and shall be sent by United States mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three (3) business days after mailing.

                  E. Headings. The headings of the various sections of this Agreement are inserted merely for purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

                  F. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof.

                  G. Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Missouri.

                  H. Invalid Provisions. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

                  I. No Third-Party Beneficiary. This Agreement is entered into by and between the Plan and MCS and for their benefit. There is not intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

                  J. Arbitration. In the event that any dispute relating to this Agreement arises between MCS and Plan, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date on party first gave written notice of the dispute to the other party. The arbitration shall be held in St. Louis, Missouri or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law.

                  K. Review and Audit. MCS will at all times make available for review and audit by either Plan or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to the Plan program or the services provided by MCS under this Agreement. In addition, MCS shall make available for interview with the auditor those personnel with material involvement or responsibility with respect to the services provided by MCS under this Agreement.

                  L. Entire Agreement; Amendment. This Agreement and all exhibits hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended by mutual agreements of the parties, provided that such amendment is reduced to writing and signed by both parties.

                  M. Exhibits. Any exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year set forth above.


THE PLAN

By            Betty Jean Kerr
              ----------------------------------

Date:         May 22, 1995
              ---------------

ADDRESS FOR NOTICES:

5701 Delmar
- - -----------------------------
St. Louis, Missouri     63112
- - -----------------------------

MANAGED CARE SOLUTIONS, INC.

By            James A. Burns                         Its      President
              ----------------------------------              -------------

Date:         May 18, 1995
              -----------------

2510 W. Dunlap Ave, Suite 100
Phoenix, Az  85021

                                                        EXHIBIT 10.23(a)(1)

LAIRD, SCHNECK, LINDFORS & SMYTH, P.C.
MISSOURI COMMONS
1440 EAST MISSOURI, AVE., SUITE 250
PHOENIX, ARIZONA  85014-2405


                                  March 1, 1996


VIA FACSIMILE - 314-241-8624
AND MAIL

David M. Harris, Esquire
Greensfelder, Hemker & Gale, P.C.
1800 Equitable Building
10 South Broadway
St. Louis, MO 63102

         RE:  Community Care Plus

Dear David:

         This letter sets forth an outline of Managed Care Solutions' proposal to turn over all management functions to CCP. This is in response to the parties' inability to come to terms on the issue of compensation with respect to the proposed transfer of MCS employees to CCP. I do not believe we will be able to agree on a fair adjustment. MCS now proposes a larger turnover of management function in connection with the employee transfer.

         1.       General Description.

         MCS will agree to cease all management responsibility pursuant to the Administrative Services Agreement, except for MIS, claims and finance functions. These retained functions are more specifically described below. In other words, CCP will assume complete responsibility for all employees, member services, provider services, contracting, medical management, grievance and administration, among other things, and MCS will have responsibility for only the retained functions, with no residual responsibility for any of its former duties. Any agreement entered into between the parties will specify that CCP will bear the burden of properly inputting and maintaining clean provider data so that claims can be properly processed by MCS. As we discussed in our meetings in Phoenix, MCS will be unable to properly pay provider claims and capitation without reliable data and clean claims.

         2.       Payment.

         Payment will be based not on a per-member per-month basis, but rather on the number of eligible plan members as determined on the first day of each month in which services are provided by MCS to CCP. In other words, payment is due in advance. The fee will be due on the 5th day of the month. If payment is not made on the 5th day of the month, no provider checks will be paid until the fee is paid. The agreement will provide that upon CCP's failure to timely pay MCS in full, MCS will notify State of Missouri Medicaid of its intention to terminate the contract within 15 days.

         The fees for the retained services are as follows on a per eligible member basis:

         MIS -             $3.15
         Claims -          $2.90
         Finance -         $1.00


         Any consulting services beyond the retained services will be charged on an hourly basis as follows:

         Executives        $200
         Directors         $175
         Managers          $125
         Other Staff       $100



         MC1 system enhancements or report requests specific to CCP will be proposed as a project fee dependent on the specific request. All other costs will be billed at cost plus 15%. Costs include lease payments on office space, cellular phones and pagers, insurance, telephone related costs, office supplies and other costs paid by MCS related to CCP. Upon CCP securing a CFO and other financial systems, many of these costs can be transitioned to CCP.

         Consulting and cost bills will be payable 10 days after the invoice date. Late payments will be subject to an 18% per annum interest and penalty provision.

         3.       Retained Services.  MCS will provide the following services.

         a.       MIS:

- - -        Maintaining the MC1 system and hardware including local and wide-area networks in both Phoenix and St. Louis as currently exist.
- - -        All data transfers to and from the State of Missouri Managed Care+
         program including but not limited to member and provider file transfers.
- - -        All data transfers to and from the  pre-established  contractors which include People's Health Center, St. Louis Comprehensive  Health Center,
         Family Care Health Center, DPS, Delta Dental, UBS, VSP, and Nurseline.
- - -        Excluded are data conversion costs over and above a data cut to the new vender in the format accepted by GTE for the Missouri Medicaid MC+
         program.

         b.       Claims Services:
- - -        Input and processing of clean claims.
- - -        Encountering all claim data to the State of Missouri.
- - -        Providing claim payment reports to CCP showing weekly activity.
- - -        Generating remits and checks which are drawn on the CCP claims account and sending to CCP CEO for review and mailing.

         c.       Finance Functions:
- - -        Coordinating reinsurance recoveries from State of Missouri.
- - -        Maintenance of accounts payable system.
- - -        Maintenance of CCP general ledger.
- - -        Compilation of monthly financial statements including IBNR calculations.
- - -        Reporting  package to CEO including accrual based balance sheet, profit and loss statement and risk pool statements; profit and loss statement based on actual paid claims data, and lag schedules.
- - -        Process and issue monthly capitation payments drawn on the CCP claims account to all capitated providers, and provide an exception/error report and detail capitation schedules to the CEO.

         Any agreement modifying the Administrative Services Agreement will have to be very specific about what is and is not included in the retained functions. MCS suggests that the parties terminate this modified arrangement by August 31, 1996, or sooner if CCP is able to obtain an alternative MIS provider before that time.

         I believe the foregoing represents a reasonable basis for continuing operation of the plan while a transition of the retained functions is being negotiated.

                                          Sincerely,

                                          LAIRD, SCHNECK, LINDFORS & SMYTH, P.C.


                                          By
                                                    Stephen G. Smyth
                                                    Attorney at Law

SGS/bd

                                                          EXHIBIT 10.23(a)(2)

GREENSFELDER, HEMKER & GALE, P.C.               2000 EQUTABLE BUILDING
ATTORNEYS AT LAW                                10 SOUTH BROADWAY
                                                ST. LOUIS, MISSOURI  63102-1774



March 6, 1996


TELEFAX
Stephen G. Smyth, Esq.
Laird, Schneck, Lindfors & Smyth, P.C.
Missouri Commons
1440 East Missouri Avenue, Suite 250
Phoenix, Arizona 85014-2405

Dear Steve,

         At your suggestion, the principals of CCP and MCS have been discussing the proposal outlined in your letter dated March 1, 1996. These discussion have led to an agreement which CCP has requested that I set forth below and to be confirmed by MCS's signature this afternoon. The understanding is as follows:

                  1. The ASA is amended to reflect the following contract arrangements.

                  2. MCS shall cease providing all management services, except for MIS and Claims services effective the close of business today.

                           (A) MCS agrees that it is responsible to finalize all claims received up to and including today's date as though it is under the unamended ASA. In other words, there will be no consulting charges for the processing of those claims.

                           (B) All clean claims received from St. Louis Comprehensive Center and People's Health Center by MCS as of this date shall be fully processed by March 15, 1996. By fully processed it is meant that the claims will be paid with a remittance advice. All non-clean claims will be identified prior to March 15, 1996 and that CCP Provider Services will at least be contacted by March 15, 1996 to resolve such non-clean claims.

                           (C) For all claims received hereafter, all clean claims shall be fully processed within thirty calendar days. All non-clean claims shall be returned to CCP Provider Services within thirty days.

                           (D) Upon completion of the tasks specified in paragraph 1(B), CCP shall pay MCS the February, 1996 management fee. The amount of payment will be $279,000, as to which all parities reserve all rights thereto.

                           (E) For all Claims/MIS services from march 1, 1996 forward, CCP shall pay MCS a fee of $6.05 pmpm calculated, billed and paid as follows. On the fourteenth day of the month, or the next business day, MCS shall charge its fee based the prior month's member months. Invoices are deemed received when faxed to Dr. Malone at CCP. Said invoice shall be paid by CCP writing seven days of receipt. If not paid within seven days of receipt, MCS shall be entitled to halt the processing of any claims for CCP.

                           (F) Those MIS/Claims services to be provided are defined at paragraphs 3(a) and 3 (b) of your letter of March 1, 1996 and are fully incorporated herein.

                  3. CCP shall be responsible effective March 1, 1996, for the office lease, office costs, cellular phones and pagers, insurance, telephone costs and the like. Any prepaid expenses shall be subject of an adjustment payment by CCP to MCS on a pro rata basis. CCP shall pay all St. Louis based MCS employees' salaries from March 1, 1996 to March 6, 1996.

                  4. All documents for functions other than MIS/Claims shall be turned over to CCP, including any copies thereof.

                  5. In the event CCP requests services beyond MIS/Claims services, such service will be charged on an hourly basis as follows by MCS:

                  Executives -     $200
                  Directors -      $175
                  Manager -        $125
                  Other Staff -    $75

                  Invoices for consulting services shall be made by MCS on no more often than a two week cycle. An invoice for consulting services must show the date of service, amount of time spent to the tenth of the hour, and a narrative of work performed. CCP shall have ten days upon receipt of an invoice for consulting services. Late payments shall be subject to an 18% per annum interest charge.

                  6. All St. Louis-based MCS employees shall be transferred to CCP effective the end of business March 6, 1996. MCS agrees to indemnify CCP for any claims by past or present employees based on events prior to transfer. CCP agrees to indemnify MCS for any claim by present or future employees based on the event of transfer and all events subsequent to transfer.

                  7. The parties agree that these MIS/Claim functions will be terminated by CCP on or before, at CCP's discretion, August 31, 1996.

                                                     Yours very truly,

                                            GREENSFELDER, HEMKER & GALE, P.C.

                                            By
                                                     David M. Harris